Filed pursuant to Rule 433 Registration Statement No. 333-249557 April 21, 2021

€650,000,000 1.200% Global Bonds due 2033

Final Term Sheet

Issuer	Republic of the Philippines

Issue currency	€

Amount issued	€650,000,000

Security type	Senior Unsecured Bonds

Coupon	1.200%

Interest Payment date	April 28

Maturity date	April 28, 2033

ISIN	XS2334361354

Public Offering Price	99.468%

Gross proceeds	€646,542,000

Underwriting discounts	€325,000

Proceeds before expenses	€646,217,000

Settlement date	April 28, 2021

Reference benchmark	12-year Euro Mid Swap

Benchmark yield	0.198%

Re-offer spread over benchmark	105 bps

Re-offer yield	1.248%

Denominations	€100k/1k

Day count	Actual/Actual (ICMA)

Joint Lead Managers and Joint Bookrunners	BNP Paribas, Credit Suisse Securities (Europe) Limited, Goldman Sachs (Asia) L.L.C., J.P. Morgan Securities plc, Nomura International (Hong Kong) Limited and Standard Chartered Bank

Settlement and Delivery	The Republic expects that delivery of the global bonds will be made against payment therefor on or about the Settlement date, which will be the 5th business day following the date of pricing of the global bonds. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade global bonds prior to delivery of the global bonds will be required, by virtue of the fact that the global bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling, BNP Paribas toll-free at +44 207 595 8222.

The prospectus can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/0001030717/000119312521120365/d947970d424b3.htm#supp_rom947970_4

MiFID II professionals/ECPs-only – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels).

UK MiFIR professionals/ECPs-only – Manufacturer target market (UK MIFIR product governance) is eligible counterparties and professional clients only (all distribution channels).